Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated November 5, 2025 relating to the Class A Common Stock, par value $0.001 per share, of Beasley Broadcast Group, Inc. shall be filed on behalf of the undersigned.

BRIGADE CAPITAL MANAGEMENT, LP By: /s/ Donald E. Morgan, III
Name: Donald E. Morgan, III
Title: Managing Member of its General Partner

BRIGADE CAPITAL MANAGEMENT GP, LLC By: /s/ Donald E. Morgan, III
Name: Donald E. Morgan, III
Title: Managing Member

DONALD E. MORGAN, III By: /s/ Donald E. Morgan, III